News Release

Contact: Mike Madden

Vice President & CFO

(731) 668-2444

KIRKLAND’S REPORTS FIRST QUARTER SALES

JACKSON, Tenn. (May 4, 2006) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today announced sales for the 13-week period ended April 29, 2006.

Net sales for the first quarter ended April 29, 2006, increased 9.3% to $92.6 million from $84.7 million for the first quarter ended April 30, 2005. Comparable store sales for the first quarter of fiscal 2006 decreased 5.1%. Kirkland’s comparable store sales decreased 10.4% for the first quarter of fiscal 2005. The Company opened 10 stores and closed 19 stores during the quarter.

Commenting on the announcement, Robert Alderson, Chief Executive Officer of Kirkland’s, said, “Comparable store sales were within plan for the quarter as traffic trends remained weak, offset by the continued strong performance at our new stores. Our ongoing initiative to adjust the merchandise mix and broaden our appeal necessitated a more aggressive markdown approach in the last two months of the quarter that will impact our margins. On a positive note, we believe such action will assist our team in transitioning our merchandise assortment.”

Based on these results, the Company expects to report a net loss for the first quarter at the top end of its previously issued loss range of $0.14 to $0.17 per diluted share. The Company will release its first quarter results before the market opens on May 19, 2006, and hold its regularly scheduled first quarter earnings conference call at 11:00 a.m. EDT on May 19, 2006.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 338 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 12, 2006. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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805 N. Parkway — Jackson, Tennessee 38305 — (731) 668-2444